Exhibit 99.3

GNC CORPORATION

Offer to Exchange Any and All Outstanding

12% Series A Exchangeable Preferred Stock
for
12% Series A Exchangeable Preferred Stock
That Has Been Registered Under the Securities Act of 1933, as Amended,
Pursuant to the Prospectus, dated                             , 2004

To Our Clients:

      Enclosed for your consideration is a Prospectus, dated                     , 2004 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of GNC Corporation (the “Company”) to exchange its 12% Series A Exchangeable Preferred Stock, which has been registered under the Securities Act of 1933, as amended (the “New Preferred Stock”), for any and all of its outstanding 12% Series A Exchangeable Preferred Stock (the “Old Preferred Stock”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated December 23, 2003, by and among the Company, as issuer, and the initial purchasers referred to therein.

      This material is being forwarded to you as the beneficial owner of the shares of Old Preferred Stock held by us for your account but not registered in your name. A TENDER OF SUCH SHARES OF OLD PREFERRED STOCK MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Old Preferred Stock held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the shares of Old Preferred Stock on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on                     , 2004, unless extended by the Company. Any shares of Old Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

      Your attention is directed to the following:

1. The Exchange Offer is for any and all Old Preferred Stock.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus under “The Exchange Offer — Conditions to the Exchange Offer.”

3. Any transfer taxes incident to the transfer of shares of Old Preferred Stock from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

4. The Exchange Offer expires at 5:00 P.M., New York City time, on , 2004, unless extended by the Company.

      If you wish to have us tender your shares of Old Preferred Stock, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER SHARES OF OLD PREFERRED STOCK.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by GNC Corporation with respect to its Old Preferred Stock.

      This will instruct you to tender the shares of Old Preferred Stock held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

      The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer all right, title and interest in the shares of Old Preferred Stock and to acquire the shares of New Preferred Stock, issuable upon the exchange of such shares of Old Preferred Stock, and that, when such validly tendered shares of Old Preferred Stock are accepted by the Company for exchange, the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

      By completing, executing and delivering these Instructions, the undersigned hereby (i) makes the acknowledgments, representations and warranties referred to above, (ii) instructs you to tender the Old Preferred Stock held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal and (iii) expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.

      Please tender the Old Preferred Stock held by you for my account as indicated below:

12% SERIES A EXCHANGEABLE PREFERRED STOCK

	Aggregate Number of Shares of	Number of Shares
Certificate Number(s)*	Old Preferred Stock	Tendered**

* Need not be completed if shares of Old Preferred Stock are being tendered by book-entry transfer.
** Unless otherwise indicated in this column, a holder will be deemed to have tendered ALL shares of Old Preferred Stock represented by the shares of Old Preferred Stock indicated in column 2. See Instruction 2.

      ☐ Please do not tender any Old Preferred Stock held by you for my account.

Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

My Account Number With You:

Dated:	, 2004

(Must be signed by the registered holder(s) of the shares of Old Preferred Stock, or if signed by a person other than the registered holder(s) of any certificate(s), such certificate(s) must be endorsed or accompanied by appropriate bond powers, in either case, signed exactly as its (their) name(s) appear(s) on certificate(s) or on a security position listing, and such certificate(s) must be guaranteed by an Eligible Institution (as defined in the Letter of Transmittal). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title next to his or her name above and, unless waived by the Company, submit proper evidence satisfactory to the Company of such person’s authority to so act. See Instruction 3 to the Letter of Transmittal.)

      None of the shares of Old Preferred Stock held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the shares of Old Preferred Stock held by us for your account.

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